Exhibit 21

Subsidiaries of the Registrants as of February 23, 2018 (1)

State of Incorporation
Eversource Energy (a Massachusetts business trust) (2)	MA
The Connecticut Light and Power Company (2) (3)	CT
Connecticut Yankee Atomic Power Company (4)	CT
Eversource Energy Service Company	CT
Eversource Energy Transmission Ventures, Inc.	CT
Eversource Gas Transmission LLC	MA
Eversource Gas Transmission II LLC	MA
Eversource LNG Service Company LLC	MA
Northern Pass Transmission LLC	NH
Renewable Properties, Inc.	NH
Eversource Holdco Corporation	MA
Eversource Investment LLC	MA
Eversource Investment Service Company LLC	MA
Eversource Water Ventures, Inc.	CT
Eversource Aquarion Holdings, Inc.	DE
Aquarion Company	DE
Aquarion Water Company	CT
Aquarion Water Company of Connecticut	CT
Aquarion Water Company of Massachusetts, Inc.	MA
Aquarion Water Capital of Massachusetts, Inc.	DE
Aquarion Water Company of New Hampshire, Inc.	NH
Homeowner Safety Valve Company	DE
HWP Company	MA
North Atlantic Energy Corporation	NH
North Atlantic Energy Service Corporation	NH
Northeast Nuclear Energy Company	CT
NSTAR Electric Company (2) (3)	MA
Harbor Electric Energy Company	MA
Public Service Company of New Hampshire (2) (3)	NH
Properties, Inc.	NH
PSNH Funding LLC 3	DE
The Rocky River Realty Company	CT
Yankee Atomic Electric Company (4)	MA
Yankee Energy System, Inc.	CT
Hopkinton LNG Corp.	MA
NSTAR Gas Company (3)	MA
Yankee Gas Services Company (3)	CT

(1)
The names of some of our subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary,” have been omitted in accordance with Item 601(b)(21)(ii) of Regulation S-K.

(2)	SEC Registrant.

(3)	Each of these entities is doing business as Eversource Energy.

(4)
For The Connecticut Light and Power Company, NSTAR Electric Company and Public Service Company of New Hampshire, investments in Connecticut Yankee Atomic Power Company and Yankee Atomic Electric Company are accounted for under the equity method.